Exhibit 99.1

Friday, April 27, 2018

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR FIRST QUARTER 2018; DECLARES 28 CENT DIVIDEND

•	First Quarter Net Income of $0.72 per Share
•	Total Assets Top $1.0 Billion on Strong Loan Growth
•	Non-performing Assets Improved to 0.57% of Total Assets from 0.74% at December 31, 2017
•	Wealth Assets Under Administration of $600 Million

Lakeville, Connecticut, April 27, 2018 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its first quarter ended March 31, 2018.

Net income available to common shareholders was $2.0 million, or $0.72 per common share, for Salisbury’s first quarter ended March 31, 2018 (first quarter 2018), compared with $1.1 million, or $0.39 per common share, for the fourth quarter ended December 31, 2017 (fourth quarter 2017), and $1.6 million, or $0.58 per common share, for the first quarter ended March 31, 2017 (first quarter 2017).

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “We posted strong results for the quarter, which included solid loan growth and continued improvements in credit quality. During the quarter we also relocated our Newburgh branch to an improved location that will allow us to better serve our existing and new clients. Additionally, in April 2018, we completed the acquisition of the Fishkill, New York branch of Orange Bank & Trust Company and we consolidated our existing Fishkill branch into this new location. We continue to remain focused on enhancing shareholder value and providing outstanding service to our customers.”

Net Interest Income

Tax equivalent net interest income for the first quarter 2018 decreased $119 thousand, or 1.4%, versus fourth quarter 2017, and increased $19 thousand, or 0.2%, versus first quarter 2017. Average earning assets increased $20.6 million versus fourth quarter 2017, and increased $59.6 million versus first quarter 2017. Average total interest bearing deposits increased $1.7 million versus fourth quarter 2017 and increased $37.0 million versus first quarter 2017. The increase in average interest bearing deposits from the prior year first quarter reflected the acquisition of the New Paltz branch in June 2017, which increased deposits by approximately $31 million. The tax equivalent net interest margin for the first quarter 2018 was 3.51% compared with 3.58% for the fourth quarter 2017 and 3.69% for the first quarter 2017.

Non-Interest Income

Non-interest income for first quarter 2018 decreased $207 thousand versus fourth quarter 2017 and decreased $49 thousand versus first quarter 2017. The fourth quarter 2017 included gains of $193 thousand on the sale of available-for-sale securities compared with losses of $15 thousand in the first quarter 2018.

Trust and Wealth Advisory revenues increased $37 thousand versus fourth quarter 2017 and increased $40 thousand versus first quarter 2017. The increases primarily reflected higher asset management fees.

Service charges and fees decreased $51 thousand versus fourth quarter 2017, and decreased $94 thousand versus first quarter 2017. The declines from both comparative periods primarily reflected lower ATM, deposit and loan related fees.

Income from mortgage sales and servicing increased $5 thousand versus fourth quarter 2017 and increased $7 thousand versus first quarter 2017. The increase from the fourth quarter 2017 primarily reflected lower amortization expense on mortgage servicing rights. The increase from the first quarter 2017 reflected lower amortization expense on mortgage servicing rights which was mostly offset by lower gains on the sale of mortgages, due to a reduction in volume, and lower mortgage servicing income.

Non-Interest Expense

Non-interest expense for the first quarter 2018 included OREO charges of $52 thousand compared with $1.4 million in the fourth quarter 2017 and $144 thousand in the first quarter 2017. Excluding OREO charges, non-interest expense for first quarter 2018 increased $433 thousand versus fourth quarter 2017 and decreased $32 thousand versus first quarter 2017. Compensation expense increased $292 thousand versus fourth quarter 2017, and increased $148 thousand versus first quarter 2017. The increase from the fourth quarter 2017 primarily reflected higher benefits expense and payroll taxes partly offset by lower salary expense. The increase from the first quarter 2017 reflected higher salary, benefits and payroll tax expenses.

Premises and equipment costs decreased $10 thousand versus fourth quarter 2017 and increased $129 thousand versus first quarter 2017. The decrease from the fourth quarter 2017 reflected lower software and depreciation expense, partly offset by higher real estate taxes. The increase from the first quarter 2017 reflected higher lease expense, resulting from the acquisition of the New Paltz branch, higher software maintenance expense, and higher real estate taxes. Data processing expenses, which also include data communications related expenses, decreased $50 thousand versus fourth quarter 2017 and increased $14 thousand versus first quarter 2017. The decrease from the fourth quarter 2017 reflected lower Trust department data processing expenses and lower ATM and debit card network expenses.

Professional fees increased $82 thousand versus fourth quarter 2017 and decreased $98 thousand versus first quarter 2017. The increase from the fourth quarter 2017 was attributed to higher consultation, investment management and legal fees, which were partly offset by a reduction in internal audit expense. The decrease from the prior year first quarter primarily reflected lower internal audit and legal expenses partly offset by higher external audit and exam expenses.

Loan related expenses increased $133 thousand versus the fourth quarter 2017 and decreased $75 thousand compared with the first quarter 2017. The fourth quarter 2017 included a reversal of accruals for OREO carrying costs and the delinquent real estate taxes on OREO properties. The decrease from the first quarter 2017 reflected lower OREO carrying costs.

The effective income tax rates for first quarter 2018, fourth quarter 2017 and first quarter 2017 were 18.1%, 48.4% and 27.0%, respectively. The lower tax rate for first quarter 2018 reflected the reduction in the federal statutory rate from 34% to 21% as a result of the Federal Tax Cuts and Jobs Act enacted in December 2017. Excluding the discrete charge in the fourth quarter 2017 related to the remeasurement of net deferred tax assets as a result of this tax law change, the effective tax rate for the fourth quarter was 27.12%.

Loans

Net loans receivable increased $66 million, or 9% from $765 million as of the first quarter 2017 to $830 million at March 31, 2018, and increased $29 million, or 4% from $802 million at December 31, 2017.

Asset Quality

Non-performing assets decreased $1.6 million during the first quarter 2018 to $5.8 million, or 0.57% of assets at March 31, 2018, from $7.4 million, or 0.74% of assets at December 31, 2017, and decreased $5.1 million from $10.9 million, or 1.16% of assets, at March 31, 2017. The decrease in non-performing assets from the fourth quarter of 2017 reflected the payoff of certain non-performing loans.

The amount of total impaired and potential problem loans were $23.0 million or 2.75% of gross loans receivable at March 31, 2018 compared to $23.9 million, or 2.97% of gross loans receivable at December 31, 2017 and $21.5 million, or 2.79% of gross loans receivable at March 31, 2017.

Accruing loans receivable 30-to-89 days past due were $3.4 million or 0.40% of gross loans receivable at March 31, 2018 compared to $3.5 million, or 0.44% of gross loans receivable at December 31 2017, and $11.9 million, or 1.55% of gross loans receivable at March 31, 2017.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

The provision for loan loss expense was $326 thousand for first quarter 2018 compared with $67 thousand for fourth quarter 2017 and $352 thousand for the first quarter 2017. The increase from the prior year fourth quarter primarily reflected higher recoveries received in the fourth quarter of 2017, which reduced the need for additional provision expense in that quarter. Net loan charge-offs (recoveries) were $43 thousand for the first quarter 2018, $(214) thousand for fourth quarter 2017 and $194 thousand for the first quarter 2017. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 0.84% for the first quarter 2018, versus 0.84% for the fourth quarter 2017 and 0.82% for the first quarter 2017. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 139% for the first quarter of 2018, versus 102% for the fourth quarter of 2017 and 89% for the first quarter of 2017.

Capital

Shareholders’ equity was $98.1 million at March 31, 2018 and book value and tangible book value were $35.20 and $29.63, respectively. Tangible book value excludes goodwill and core deposit intangibles.

The regulatory capital ratios of the Company and the Bank remain in compliance with regulatory “well capitalized” requirements. At March 31, 2018, Salisbury’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.56%, 12.70%, and 10.54%, respectively. The Bank’s tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 9.27%, 12.32%, and 11.42%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.28 per common share quarterly cash dividend at their April 27, 2018 meeting. Such dividend will be paid on May 25, 2018 to shareholders of record as of May 11, 2018.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company (the “Bank”), a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to future results of Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	March 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$5,781	$9,357
Interest bearing demand deposits with other banks	39,198	39,129
Total cash and cash equivalents	44,979	48,486
Securities
Available-for-sale at fair value	80,732	79,047
Federal Home Loan Bank of Boston stock at cost	4,146	3,813
Loans held-for-sale	—	669
Loans receivable, net (allowance for loan losses: $7,058 and $6,776)	830,370	801,703
Other real estate owned	667	719
Bank premises and equipment, net	18,197	16,401
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $4,164 and $4,043)	1,716	1,837
Accrued interest receivable	2,704	2,665
Cash surrender value of life insurance policies	14,462	14,381
Deferred taxes	905	677
Other assets	2,241	2,771
Total Assets	$1,014,934	$986,984
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$220,796	$220,536
Demand (interest bearing)	146,312	142,575
Money market	185,955	190,953
Savings and other	155,630	144,600
Certificates of deposit	123,144	116,831
Total deposits	831,837	815,495
Repurchase agreements	3,962	1,668
Federal Home Loan Bank of Boston advances	62,480	54,422
Subordinated Debt	9,817	9,811
Note payable	305	313
Capital lease liability	3,179	1,835
Accrued interest and other liabilities	5,257	5,926
Total Liabilities	916,837	889,470
Shareholders' Equity
Common stock - $.10 per share par value
Authorized: 5,000,000;
Issued: 2,872,578 and 2,872,578
Outstanding: 2,786,566 and 2,785,216	279	279
Unearned compensation - restricted stock awards	(493)	(606)
Paid-in capital	43,040	42,998
Retained earnings	55,883	54,664
Accumulated other comprehensive (loss) income, net	(612)	179
Total Shareholders' Equity	98,097	97,514
Total Liabilities and Shareholders' Equity	$1,014,934	$986,984

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended March 31,	Three months ended
(in thousands, except per share amounts)	2018	2017
Interest and dividend income
Interest and fees on loans	$8,649	$8,221
Interest on debt securities
Taxable	460	317
Tax exempt	32	164
Other interest and dividends	159	83
Total interest and dividend income	9,300	8,785
Interest expense
Deposits	777	515
Repurchase agreements	1	1
Capital lease	35	17
Note payable	5	2
Subordinated Debt	156	156
Federal Home Loan Bank of Boston advances	332	262
Total interest expense	1,306	953
Net interest and dividend income	7,994	7,832
Provision for loan losses	326	352
Net interest and dividend income after provision for loan losses	7,668	7,480
Non-interest income
Trust and wealth advisory	894	854
Service charges and fees	868	962
Gains on sales of mortgage loans, net	18	49
Mortgage servicing, net	83	45
Loss on sales of available -for-sale- securities, net	(15)	—
Other	126	113
Total non-interest income	1,974	2,023
Non-interest expense
Salaries	2,846	2,769
Employee benefits	1,159	1,088
Premises and equipment	1,024	895
Data processing	486	472
Professional fees	619	717
OREO gains, losses and write-downs	52	144
Collections, OREO carrying costs, and loan related	82	157
FDIC insurance	130	149
Marketing and community support	242	251
Amortization of intangibles	120	126
Other	422	538
Total non-interest expense	7,182	7,306
Income before income taxes	2,460	2,197
Income tax provision	445	593
Net income	$2,015	$1,604
Net income applicable to common shareholders	$1,995	$1,594

Basic earnings per common share	$0.72	$0.58
Diluted earnings per common share	0.72	0.58
Common dividends per share	0.28	0.28

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Total assets	$1,014,934	$986,984	$979,469	$974,806	$939,549
Loans receivable, net	830,370	801,703	784,136	771,850	764,665
Total securities	84,878	82,860	88,546	84,468	80,359
Deposits	831,837	815,495	831,989	811,341	772,416
FHLBB advances	62,480	54,422	27,364	47,302	52,745
Shareholders’ equity	98,097	97,514	97,526	96,545	95,221
Wealth assets under administration	600,256	610,218	594,510	585,759	524,459
Discretionary wealth assets under administration	390,248	394,673	374,357	374,271	365,086
Non-Discretionary wealth assets under administration	210,008	215,545	220,153	211,488	159,373
Non-performing loans	5,094	6,635	8,313	7,835	7,057
Non-performing assets	5,761	7,354	12,257	11,690	10,890
Accruing loans past due 30-89 days	3,362	3,536	3,449	2,961	11,689
Net interest and dividend income	7,994	8,025	7,766	7,661	7,832
Net interest and dividend income, tax equivalent	8,112	8,231	7,983	7,894	8,093
Provision (benefit) for loan losses	326	67	237	364	352
Non-interest income	1,974	2,182	2,080	1,951	2,023
Non-interest expense	7,182	8,052	7,220	6,751	7,306
Income before income taxes	2,460	2,088	2,389	2,497	2,197
Income tax provision	445	1,011	695	615	593
Net income	2,015	1,077	1,694	1,882	1,604
Net income applicable to common shareholders	1,995	1,065	1,678	1,867	1,594
Per share data
Basic earnings per common share	$0.72	$0.39	$0.61	$ 0. 68	$0.58
Diluted earnings per common share	0.72	0.38	0.60	0.67	0.58
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	35.20	35.01	35.01	34.66	34.38
Tangible book value per common share - Non-GAAP(1)	29.63	29.39	29.34	28.94	29.26

Common shares outstanding at end of period (in thousands)	2,787	2,785	2,786	2,785	2,770
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,759	2,757	2,757	2,757	2,749
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,780	2,778	2,777	2,775	2,768

Profitability ratios
Net interest margin (tax equivalent)	3.51%	3.58%	3.50%	3.58%	3.69%
Efficiency ratio(2)	69.35	64.90	67.18	66.56	68.68
Effective income tax rate(3)	18.09	48.42	29.09	24.62	27.00
Return on average assets	0.81	0.43	0.69	0.77	0.70
Return on average common shareholders’ equity	8.33	4.38	6.89	7.82	6.83

Credit quality ratios
Non-performing loans to loans receivable, gross	0.61	0.82	1.05	1.01	0.92
Accruing loans past due 30-89 days to loans receivable, gross	0.40	0.44	0.44	0.38	1.53
Allowance for loan losses to loans receivable, gross	0.84	0.84	0.82	0.83	0.82
Allowance for loan losses to non-performing loans	138.56	102.12	79.30	82.87	89.05
Non-performing assets to total assets	0.57	0.74	1.25	1.20	1.16

Capital ratios
Common shareholders' equity to assets	9.67%	9.88%	9.96%	9.90%	10.13%
Tangible common shareholders' equity to tangible assets - Non-GAAP(1)	8.26	8.43	8.48	8.41	8.76
Tier 1 leverage capital	8.56	8.53	8.49	8.77	8.83
Total risk-based capital	12.70	12.94	13.20	13.12	13.34
Common equity tier 1 capital	10.54	10.73	10.96	10.88	11.10

(1) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(2) Calculated using S&P Global’s (publicly recognized resource of bank data) methodology, as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(3) The effective tax rate for 4Q 2017 included the discrete charge related to the remeasurement of net deferred tax assets. Excluding this charge, the effective tax rate for the quarter was 27.12%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Common Shareholders' Equity	$98,097	$97,514	$97,526	$96,545	$95,221
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,827)	(12,552)
Less: Intangible assets	(1,716)	(1,837)	(1,974)	(2,116)	(1,611)
Tangible Common Shareholders' Equity	$82,566	$81,862	$81,737	$80,602	$81,058
Total Assets	$1,014,934	$986,984	$979,469	$974,806	$939,549
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,827)	(12,552)
Less: Intangible assets	(1,716)	(1,837)	(1,974)	(2,116)	(1,611)
Tangible Total Assets	$999,403	$971,332	$963,680	$958,863	$925,386
Common Shares outstanding	2,787	2,785	2,786	2,785	2,770

Book value per Common Share – GAAP	$35.20	$35.01	$35.01	$34.66	$34.38
Tangible book value per Common Share - Non-GAAP	29.63	29.39	29.34	28.94	29.26

Non-interest expense	$7,182	$8,052	$7,220	$6,751	$7,306
Less: Amortization of core deposit intangibles	(120)	(138)	(142)	(126)	(126)
Less: Foreclosed property expense including OREO gains, losses and write downs	(56)	(1,281)	(318)	(63)	(232)
Operating Expenses	$7,006	$6,633	$6,760	$6,562	$6,948
Net interest and dividend income, tax equivalent	$8,112	$8,231	$7,983	$7,894	$8,093
Non-interest income	1,974	2,182	2,080	1,951	2,023
Losses (gains) on securities	15	(193)	—	14	—
Operating Revenue	$10,101	$10,220	$10,063	$9,859	$10,116
Efficiency Ratio - Non-GAAP	69.35%	64.90%	67.18%	66.56%	68.68%